SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Under Rule 14a-12

Aberdeen Total Dynamic Dividend Fund

(Name of Registrant as Specified In Its Charter)

Saba Capital Management, L.P.

Boaz R. Weinstein

Thomas H. McGlade

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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On September 18, 2018, Saba Capital Management, L.P. (“Saba”) sent a letter to the Board of Trustees of Aberdeen Total Dynamic Dividend Fund (the “Fund”). A copy of the letter is attached herewith as Exhibit 1.

Information regarding the Participants (as defined in Exhibit 2) in a solicitation of proxies of the shareholders of the Fund in connection with the 2018 annual meeting of shareholders of the Fund is attached herewith as Exhibit 2.

 Exhibit 1

September 18, 2018

VIA EMAIL and FEDERAL EXPRESS

Board of Trustees of

Aberdeen Total Dynamic Dividend Fund

c/o Aberdeen Asset Managers Limited

Bow Bells House

1 Bread Street

London, United Kingdom

EC4M9HH

Re:       Aberdeen Total Dynamic Dividend Fund (the “Trust”)

To the Members of the Board of Trustees:

Saba Capital Management, L.P. (“Saba”) is the investment advisor to funds and accounts (the “Saba Group”) that collectively beneficially owns approximately seven million shares of the Trust.

We write to communicate our displeasure with the unprofessional and bad faith actions recently taken by Aberdeen Asset Managers Limited (“Aberdeen”) in an attempt to subvert shareholder rights. In addition, despite the Trust’s statements in its proxy filing about its recent performance, we note the Trust’s discount to NAV has significantly widened since the change of control and is currently approximately 12%.

Before Aberdeen became the Trust’s investment advisor, we expressed our concern that the Trust’s future would be bleak with Aberdeen at the helm.  The Trust has a total return of -9.7% since inception while the S&P 500 has returned 160%, a change in investment advisor doesn’t erase this history.1 Aberdeen assured Saba and other large shareholders that it would take necessary steps should the discount widen materially.  Unfortunately, for all shareholders, our concerns have been realized as the Trust now has an excessive discount to NAV.  Any Trust buybacks have, in our view, been woefully insufficient to rectify this discount and we have not seen any evidence that Aberdeen is willing to take any additional action that might be meaningful.

_____________________________

1 See Bloomberg.

Aberdeen’s Potential Violations of the Exchange Act

As you know, Saba submitted (a) a timely non-binding proposal pursuant to Rule 14a-8 to take all necessary steps in its power to declassify the Board of Trustees of the Trust (the “Board”) so that trustees are elected on an annual basis (the “Proposal”) and (b) a timely notice to nominate a trustee for election (the “Nomination”) to the Board. The Nomination was made public by the Trust in its DEF 14A, filed on January 4, 2018.

On August 15, 2018, and in what we believe are violations of the applicable rules under the Securities Exchange Act of 1934, the Trust filed its definitive proxy materials for its 2018 annual meeting of shareholders of the Trust (the “2018 Annual Meeting”) and, among other things, omitted the Proposal. When we brought this to the attention of the Trust’s President and its Managing, U.S. Counsel we were told that the Trust was not required to include the Proposal in its proxy materials and would not do so. Saba was left with no choice but seek intervention from the Securities and Exchange Commission (the “SEC”).

We were subsequently told by the Trust’s President that the SEC has required the Trust to amend its filings to include the Proposal and in turn postpone the 2018 Annual Meeting, in turn creating more expense for the Trust, and in turn, shareholders.

Aberdeen’s Purported Support to Declassify the Board

On Monday, September 10, 2018 (the “Meeting”), the President of the Trust met with us to express his and Aberdeen’s support for  the Proposal to ultimately declassify the Board.  At the meeting, the President said that he and other Aberdeen senior executives were surprised and disappointed that the Board had staggered seats and he thought it was not consistent with good governance standards.  He further explained from his experience in Europe that Aberdeen manages other similar funds that have de-staggered boards.

We were told by the President of the Trust that, “the policy [of a declassified board] is designed to avoid the perception of board entrenchment and seeks to preserve the independence of trustees.”  We were therefore surprised and dismayed to receive a letter from the Trust’s council only hours later previewing the Trust’s opposition to the Proposal in its preliminary proxy statement.  It remains unclear why the President initiated a meeting with us and provided representations as to the Trust’s support, if the Trust was ultimately going to attack a proposal that may have been ultimately beneficial to all shareholders.

Trust’s Widening Discount (12% Discount)

Since Aberdeen became the Trust’s investment advisor, the Trust’s discount has widened, settling in over the last three months at an average of approximately 12%. By way of comparison, across the closed-end fund industry we see equity closed-end fund discounts averaging 3.12% and bond closed-end fund discounts averaging 2.77%.2 Despite this significant underperformance to the closed-end fund industry, we do not believe Aberdeen has taken effective action to protect investors.

Therefore, we welcome an opportunity to work with the Board to discuss options.

Sincerely,

Saba Capital Management, L.P.

Cc:	Megan Kennedy, Vice President and Secretary

Christian Pittard, President of the Trust
Aberdeen Total Dynamic Dividend Fund

_____________________________

2 Commentary, WallachBeth Capital LLC, September 11, 2018 (Daily report distributed to subscribers)

Exhibit 2

Saba Capital Management, L.P. (“Saba Capital”), Boaz R. Weinstein (“Mr. Weinstein,” and together with Saba Capital, “Saba”) and Thomas McGlade (the “Nominee”, and together with Saba, the “Participants”) intend to file with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and accompanying form of proxy to be used in connection with the solicitation of proxies from the shareholders of Aberdeen Total Dynamic Dividend Fund (the “Fund”). All shareholders of the Fund are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants when they become available, as they will contain important information, including additional information related to the Participants. The definitive proxy statement and an accompanying proxy card will be furnished to some or all of the Fund’s shareholders and will be, along with other relevant documents, available at no charge on the SEC website at http://www.sec.gov/.

INFORMATION ABOUT THE PARTICIPANTS’ INTERESTS BY SECURITY HOLDINGS

The “Participants” in this solicitation of proxies from shareholders of Aberdeen Total Dynamic Dividend Fund (the “Fund”) in connection with the Fund’s 2018 annual meeting of shareholders are: (i) Saba Capital Management, L.P. (“Saba Capital”), (ii) Boaz R. Weinstein, principal of Saba Capital (“Mr. Weinstein,” and together with Saba Capital, “Saba”) and Thomas McGlade (“Mr. McGlade”).

The Participants may be deemed to “beneficially own” (within the meaning of Rule 13d-3 or Rule 16a-1 under the Exchange Act), an aggregate of 6,749,934 common shares, no par value of the Fund (the “Common Shares”), representing approximately 6.27% of the Fund’s outstanding Common Shares. The percentages used herein are based upon approximately 107,593,338 Common Shares outstanding as of July 20, 2018, as reported in the Fund’s preliminary proxy statement in connection with the 2018 annual meeting of shareholders filed with the SEC on September 7, 2018. Saba Capital may be deemed to beneficially own 6,749,934 Common Shares.